Exhibit 10.14

Execution Version

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of

Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.

CONTRACT MANUFACTURING AGREEMENT

This CONTRACT MANUFACTURING AGREEMENT (this “Agreement”) is made as of September 26, 2022 (the “Signing Date”), by and between Kwang Yang Motor Co., Ltd., a Taiwanese company (“KYMCO”), and LiveWire EV, LLC, a Delaware limited liability company (“LiveWire”). KYMCO and LiveWire are each a “Party” and are sometimes referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, Parties believe that there are compelling benefits to cooperate together to realize specific opportunities in the electric vehicles (“EV”) industry and desire to engage in the long term cooperation (“Long Term Collaboration”) as described under certain Long Term Collaboration Agreement made as of 12 December 2021 (the “Long Term Collaboration Agreement”); and

WHEREAS, in connection with the Long Term Collaboration, LiveWire desires to exclusively obtain from KYMCO, and KYMCO desires to provide to LiveWire, contract manufacturing and procurement services in relation to the LiveWire’s Slayer Powertrains and all two-wheel products that leverage Slayer Powertrains (“Covered Products”) as further specified and identified in Exhibit A (the “Products”), in accordance with the terms and conditions of this Agreement. Any joint development, design or manufacturing of EV products (including the Products), platforms and/or resources will be separately agreed by the Parties in accordance with the guidelines set forth under Section 7.6 of the Long Term Collaboration Agreement.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 For purposes of this Agreement, capitalized terms shall have the meaning set forth in the body of this Agreement or as set forth below in this ARTICLE 1. To the extent any capitalized terms are not defined herein, they shall have the meanings set forth in the Long Term Collaboration Agreement.

(a) “Actual Cost” means, with respect to the manufacture and delivery of a Product, KYMCO’s actual direct costs, without mark-up, to manufacture and deliver such product, plus a reasonable allocation of overhead and other operating expenses and, with respect to third-party providers, a reasonable allocation of the amounts paid to such providers that is proportionate to usage of services by or on behalf of LiveWire; provided that, subject to Section 12.1(b), KYMCO shall not increase LiveWire’s fixed cost allocations because of adverse changes in KYMCO’s production volumes, and KYMCO shall not be required to increase its own fixed cost allocations because of adverse changes in LiveWire’s production volumes.

(b) “Affiliate(s)” in relation to (a) KYMCO, means any company, enterprise, or legal entity directly or indirectly Controlled by KYMCO; (b) LiveWire, means any company, enterprise, or legal entity directly or indirectly Controlled by LiveWire; and (c) any other Person, means any company, enterprise, or legal entity directly or indirectly Controlled by such Person, Controlling such Person or under common Control with such Person.

(c) “Business Day” shall mean any day, other than Saturday, Sunday or other day on which commercial banks are authorized or required to close in the U.S. and Taiwan.

(d) “Change of Control Event” means (i) the sale of all or substantially all of the assets of a Party, or (ii) a sale of equity interests, merger, consolidation, recapitalization or reorganization of a Party, unless the Control of such a Party after such sale of equity interests, merger, consolidation, recapitalization or reorganization are beneficially owned, directly or indirectly, by the Persons who beneficially owned such Party’s Control prior to such transaction.

(e) “Confidential Information” has the meaning given to that expression in Appendix 1 of the Long Term Collaboration Agreement and includes (i) non-public information and material of a Party or its Affiliates (and of companies with which such Party has entered into confidentiality agreements) that the other Party obtains knowledge of or access to in connection with this Agreement; (ii) non-public Intellectual Property of the disclosing party; and (iii) business and financial information of the disclosing party, including pricing, business plans, forecasts, revenues, expenses, earnings projections, sales data and any and all other non-public financial information; provided, however, “Confidential Information” does not include information that: (A) is or becomes public knowledge without any action by, or involvement of, the recipient or its Affiliates or contractors; (B) is independently developed by the recipient without reference or access to the Confidential Information of the disclosing party; (C) is already in the recipient’s possession on a non-confidential basis at the time of disclosure thereof; or (D) is obtained by the receiving Party without restrictions on use or disclosure from a third party who did not receive it, directly or indirectly, from the disclosing party.

(f) “Contractual Expiration Date” means, with respect to each Product, the date specified in Exhibit A as the “Contractual Expiration Date” for such Product, after which KYMCO will have no obligation to continue manufacturing such Product and LiveWire shall have no obligation to continue purchasing such Product (other than under any Orders submitted prior to such date or following such date pursuant to Section 2.14).

(g) “Control” means ownership of fifty percent (50%) or more of the share capital or voting stock of a company, enterprise or other legal entity or the power to appoint the majority of board members or otherwise direct or cause to the direction of the management or policies of a company, enterprise or other legal entity.

(h) “EV Manufacturing Processes” means proprietary processes relating to the fabrication and assembly of EV Powertrain systems and components, as well as final EV vehicle assembly (including appropriate sub assembly actions and painting of appropriate components).

(i) “KYMCO’s Facility” means KYMCO’s manufacturing facility or storage facility (or the applicable facility of KYMCO’s supplier) designated by KYMCO for the manufacture or storage of Products hereunder.

(j) “KYMCO Production Assets” means all Production Assets other than LiveWire Production Assets.

(k) “KYMCO Tooling” means all Tooling other than LiveWire Tooling and Shared Tooling.

(l) “Improvements” means all modifications, enhancements, derivative works and improvements of Intellectual Property.

(m) “Intellectual Property” means all intellectual property rights in any and all jurisdictions throughout the world, including domestic and foreign patents, copyrights, mask works, designs, trade secrets, and any other intellectual property rights in technologies, software, know-how, inventions, data, methods, processes and other confidential or proprietary information, but excluding any Trademarks.

(n) “Lead Time” means, with respect to a Product, the period of time preceding the scheduled delivery date of such Product that is specified in Exhibit A

(o) “LiveWire Production Assets” means the Production Assets used exclusively for the production of Products.

(p) “LiveWire Production Materials” means all Production Materials other than Shared Production Materials.

(q) “LiveWire Tooling” means Tooling used exclusively for the production of Products.

(r) “Losses” means any and all liability, loss, cost, expense, debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute or otherwise, and regardless of when asserted or by whom.

(s) “Minimum Order Quantity” means, with respect to a Product, the minimum number of units that LiveWire must order when it places an Order for such Product, as specified in Exhibit A and as may be modified by mutual agreement of the Parties in good faith from time to time.

(t) “Minimum Annual Volume Commitment” means, with respect to a Product, the annual volume of such Product required to be purchased by LiveWire from KYMCO as specified in Exhibit A.

(u) “Order” means a written or electronic firm purchase request for Products issued by LiveWire to KYMCO and accepted by KYMCO after the Effective Date of this Agreement. Orders may be placed as discrete purchases or as part of an ongoing delivery schedule and will be placed utilizing the SD&I Process.

(v) “Order Deficit Impact Fee” means the sum of (i) the Product Price of the Product Order Deficit less the Actual Cost of such Products, and (ii) the allocation of overhead and other operating expenses included in the Actual Cost of such Products.

(w) “Person” mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

(x) “Personal Information” means all information received by either Party in any tangible or intangible form that relates to or personally identifies or makes identifiable the other Party’s employees, customers, agents, end-users, suppliers, contacts or representatives. Examples of Personal Information may include, but are not limited to, individual names, addresses, phone numbers, email addresses, purchase history, employment information, financial information, medical information, credit card numbers, social security numbers, and product service history.

(y) “Platform” means, with respect to a vehicle, the battery, motor and power electronics that deliver the performance for such vehicle.

(z) “Powertrain” means LiveWire EV propulsion unit and related control and management systems.

(aa) “Product Order Deficit” means, with respect to a Product, the amount (if any) by which the Minimum Annual Volume Commitment for such Product exceeds the actual quantity of such Product ordered by LiveWire during any applicable year.

(bb) “Product Price” means, with respect to a Product, the price that is specified for such Product on Exhibit A, [***].

(cc) “Production Assets” means the machinery and equipment (and related gauges and fixtures used for assembly) that are used for the production of Products hereunder, excluding Tooling.

(dd) “Production Materials” means raw materials, components, subassemblies, parts, other supplies and any industrial services required for the manufacturing of Products hereunder.

(ee) “SD&I Process” means the Supply, Demand and Inventory (SD&I) process to be mutually agreed by the Parties.

(ff) “Shared Production Materials” means Production Materials that are used in both KYMCO products and Products, with the exception of any such materials that LiveWire determines to procure for itself in accordance with Section 5.3. For the avoidance of doubt, such Shared Production Materials (a) shall exclude LiveWire Production Materials, and (b) shall exclude other LiveWire products, accessories, parts and other materials sourced as LiveWire Production Materials that are provided, licensed, or sold to KYMCO by LiveWire.

(gg) “Shared Tooling” means Tooling that is mutually determined by the Parties and treated as “Joint Tooling” under the Long Term Collaboration Agreement.

(hh) “Specifications” means LiveWire’s written functional and performance criteria, visual inspection criteria, electrical test and electrical parameters, dimensional and structural requirements, test methods and other specifications (including packaging requirements) for each Product, which are provided to KYMCO in writing.

(ii) “Termination Charges” means, without duplication, with respect to a Product, all expenditures, accruals or cost allocations arising from, relating to or incurred in connection with KYMCO’s end of production of such Product earlier than the end of the Initial Term for such Product, including all those relating to: (i) the termination or cancellation of procurement of materials, goods and services, including supplier compensation payments, cancellation penalties, payments for obsolescence of material, work-in-progress and finished goods (whether sold at a loss or scrapped) or life-time buys of materials or goods from suppliers and all applicable premiums that were approved by LiveWire; (ii) the termination of employees or contract employees, including any wages, salaries and benefits through the earlier of the end of the Initial Term for the relevant Product and the date the obligation to pay such wages, salary and benefits expires, severance costs (to the extent such severance costs are consistent with KYMCO’s standard severance plan or any applicable collective bargaining agreement then in place), relocation costs, outplacement services, training costs and other termination-related payments; (iii) any overtime charges incurred in connection with last-time buys or building of a bank of materials that were approved by LiveWire; (iv) the disposal or scrapping of materials, work-in-progress or finished goods; (v) machinery and equipment, including related tooling, jigs, dies, gauges, fixtures, molds, patterns and other accessories, whether incurred as a result of the reconfiguration, relocation, disposal or scrapping thereof, an adjustment in the allocable share of depreciation and amortization or otherwise; (vi) any outstanding incremental capital investment made by KYMCO with respect to such Product (including related costs of capital); (vii) the surrender or vacation of unused manufacturing space dedicated to the relevant Product, including rental and leasehold payments, an allocable share of depreciation and amortization taxes and insurance premiums through the end of the Initial Term for the relevant Product; and (viii) the write-off of net book value of KYMCO Production Assets that are disposed of or destroyed in connection with the end of production of the relevant Product, in each case, regardless of whether such cash expenditures, accruals and cost allocations are incurred or disbursed prior or after the end of production of the relevant Product. For the avoidance of doubt, to the extent an expenditure, accrual or cost allocation, has been satisfied or paid by LiveWire in accordance the other provisions of this Agreement such amount shall be excluded from the calculation of Termination Charges.

(jj) “Tooling” means all tooling, including related jigs, dies, gauges, fixtures, molds, patterns and similar accessories, required for the manufacturing of Products hereunder.

1.2 Each of the following terms is defined in the Section set forth opposite such term:

Term	Article / Section
Agreement	Preamble
Average FX Rate	3.3(b)
Chosen Courts	14.6
Covered Products	Recitals
Data Processing Agreement	Exhibit B
Effective Date	13.1
EV	Recitals
Exceptions	ARTICLE 10
Force Majeure Event	ARTICLE 11
Forecasts	2.4
Indirect Taxes	3.3(c)
Initial Term	13.1
KYMCO	Preamble
KYMCO Data	8.3
LiveWire	Preamble
LiveWire Data	8.3
LiveWire’s Recall Obligations	6.3
Long Term Collaboration	Recitals
Long Term Collaboration Agreement	Recitals
Parties	Preamble
Party	Preamble
Payor	3.3(c)
Privacy and Security Requirements	Exhibit B
Products	Recitals
Quarterly True-Up Report	3.2
Recall	6.1
Renewal Term	13.1
Review Month	3.3(b)
Signing Date	Preamble
Technical Manufacturing Documents	7.1
Term	13.1
Warranty Period	4.2

ARTICLE 2

MANUFACTURING SERVICES

2.1 Manufacturing Services. LiveWire hereby appoints KYMCO as LiveWire’s exclusive manufacturer for the Covered Products for a period that begins on the date that KYMCO begins manufacturing such Products and ends five (5) years thereafter, provided that KYMCO has relevant manufacturing abilities and capabilities for such Products. As LiveWire introduces new products as part of Covered Products, the Parties will revise Exhibit A to include such new products as Products hereunder, subject to the manufacturing abilities and capabilities as mentioned above. LiveWire may also request KYMCO to manufacture other products from time to time, and if KYMCO agrees to manufacture such products, the Parties will revise Exhibit A to include such products. KYMCO hereby accepts the appointment and agrees to manufacture and supply to LiveWire the Products in accordance with the Specifications from the Effective Date until the Contractual Expiration Date of each Product, in accordance with the terms of this Agreement, subject to the early termination of this Agreement in accordance with Article 13. KYMCO will perform its manufacturing services (a) in a professional and workmanlike manner and in accordance with good industry practice and applicable law, and (b) with at least the same (and no less than reasonable) standard of service (including with respect to quality, skill and diligence) that KYMCO provides to its own other businesses.

2.2 Contractors. KYMCO may subcontract its obligations hereunder, provided that, during the exclusivity period for the Covered Products, KYMCO may not engage subcontractors to manufacture Covered Products without LiveWire’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except that LiveWire’s consent shall not be needed for KYMCO to subcontract to KYMCO’s Affiliates. KYMCO shall be and remain responsible for each subcontractor’s compliance with this Agreement to the same extent KYMCO would be responsible for its own compliance with this Agreement. For the avoidance of doubt, except for LiveWire Production Materials, KYMCO may, subject to Section 5.2 of the Agreement, procure any Production Materials from any other third parties.

2.3 Minimum Annual Volume Commitments; Annual Review. LiveWire agrees to order, each year during the term, an amount of each Product that meets or exceeds the Minimum Annual Volume Commitment for such Product. If at the end of each year during the Term, there is a Product Order Deficit, then KYMCO will issue LiveWire an invoice for the Order Deficit Impact Fee, and LiveWire may elect, in its sole discretion, to order and take receipt of the amount of Product necessary to meet the Minimum Annual Volume Commitment for such Product, or pay the Order Deficit Impact Fee within sixty (60) days of receipt of the invoice; provided that, at LiveWire’s option, LiveWire shall be relieved of its obligation to pay the Order Deficit Impact Fee to the extent that the Product Order Deficit is the result of KYMCO’s failure to fulfill Orders placed in accordance with this Agreement (except to the extent KYMCO’s failure to fulfill Orders was caused, directly or indirectly, by LiveWire). The Parties will review the Minimum Annual Volume Commitments on an annual basis.

2.4 Forecasts. LiveWire shall provide KYMCO, on a monthly basis in accordance with the SD&I Process, a rolling forecast indicating LiveWire’s monthly Product requirements for the following twelve (12) months (“Forecasts”). The quantity of Products forecasted for the first ninety (90) days of each Forecast shall be firm and binding and LiveWire shall be obligated to submit an Order for and purchase the quantities of Products set forth in such binding portion of each Forecast, including the Minimum Order Quantity.

2.5 Orders. LiveWire shall issue Orders for Products in accordance with the Lead Time for each Product. Each Order shall include, at minimum:

(a) LiveWire’s internal order reference;

(b) an adequate description of the Products being ordered (e.g. a part number);

(c) the price to be paid for the Products ordered;

(d) the Product quantity and time of delivery;

(e) the place or places of delivery;

(f) any special packaging requirements; and

(g) any special packing and shipping requirements.

2.6 Acceptance of Orders; Fair Share.

(a) Within five (5) Business Days of KYMCO’s receipt of an Order, KYMCO shall expressly acknowledge receipt and, if applicable, acceptance of the Order by sending an email to LiveWire (or such other method of communication agreed to by the Parties from time to time); provided, that, if there are any special packaging requirements or special packing and shipping requirements that have not been accepted by KYMCO through any prior Order, then both Parties shall make reasonable efforts to mutually agree upon an extension to this five (5)-Business-Day period for Order acceptance as soon as possible after the receipt of such Order . KYMCO shall accept all Orders that comply with the Lead Time and the Minimum Order Quantity, that are consistent with the Forecast, and that comply with the other terms and conditions of this Agreement and shall consider in good faith whether to accept Orders outside of the foregoing parameters. Notwithstanding the foregoing, KYMCO shall be relieved from any obligation to fulfill LiveWire’s Orders for a Product to the extent that: (i) the quantities of Production Materials delivered to KYMCO’s Facility are insufficient to fulfill LiveWire’s Order for Products; or (ii) the Products ordered exceed KYMCO’s maximum production capacity for such Products; provided, that, if the quantities of any Shared Production Materials are insufficient to meet the Parties’ aggregate requirements for the manufacture of Products hereunder and KYMCO’s requirements for its own products, then any such Production Materials acquired by the Parties shall be apportioned between the Parties on a pro rata basis based on the applicable production schedules so that each Party’s requirements are covered proportionately.

(b) KYMCO shall: (i) maintain sufficient manufacturing capacity to meet the forecasted volumes for each Product; and (ii) maintain business continuity and risk mitigation strategies substantially similar to those that KYMCO provides to its own other businesses.

2.7 Lead Times; Specifications.

(a) The Parties may mutually agree to change the Lead Time applicable to a Product in good faith and neither Party will unreasonably withhold, condition, or delay consent to a requested change to a Lead Time modification proposed by the other Party.

(b) LiveWire shall have the right to change the Specifications provided that LiveWire shall notify KYMCO in advance of the contents, timing and other matters concerned with such change to the Specifications and shall be responsible for any additional cost and expense necessary for the manufacturing of the Products to conform to the amended Specifications, provided that any such change to the Specifications shall be mutually agreed to by the Parties, and such agreement shall not be unreasonably withheld.

2.8 Packaging. LiveWire shall provide standards for packaging for each Product to KYMCO prior to the first shipment and delivery of each Product. KYMCO shall prepare a packaging test report in accordance with the standard and schedule as provided by LiveWire for LiveWire’s review and confirmation prior to utilizing such packaging. Should any change to the packaging be requested after the first delivery, LiveWire shall notify KYMCO in advance so that relevant testing and measures for such change may be effected. LiveWire understands and agrees that it shall bear all costs and expenses relating to the packaging and any testing for the packaging of each Product.

2.9 Delivery; Incoterms. All Products will be delivered by KYMCO to LiveWire FOB Kaohsiung. Except as otherwise provided hereunder, the terms, conditions and obligations of FOB (Incoterms 2020) are incorporated herein by reference.

2.10 Discrepancies. If LiveWire discovers any discrepancy between: (i) the quantity or type of Products ordered by LiveWire and that received by LiveWire; or (ii) the quantity or type of Products invoiced by KYMCO and that received by LiveWire, LiveWire will promptly notify KYMCO thereof, and in any event in less than thirty (30) days from such discovery.

2.11 Shortages. If the discrepancy is a shortage and KYMCO invoiced LiveWire for the full amount of Products ordered, KYMCO shall, at LiveWire’s option: (i) adjust the invoice; (ii) refund LiveWire for amounts paid for such Products to adjust for such shortage; or (iii) as quickly as commercially and reasonably practicable, at KYMCO’s cost and expense, supply the number of units in such shortage to LiveWire provided LiveWire has paid or commits to pay KYMCO in full for such units. KYMCO shall be entitled to any insurance proceeds paid to LiveWire in respect of a shortage for which it replaces units or compensates LiveWire.

2.12 Overages. In case of an unintentional overage in any shipment, irrespective of when and by which Party discovered, LiveWire shall keep such quantity and pay the amount invoiced or the amount to be invoiced if the invoice did not include such overage, provided that KYMCO has taken commercially reasonable actions to try to prevent such overages from occurring. LiveWire shall have the right to adjust any Forecasts to account for such overages.

2.13 Verification. For purposes of verifying and substantiating any claim(s) for compensation made by a Party under this Agreement, such Party shall provide to the other Party reasonable access to such Party’s premises and such information as the other Party shall reasonably request. Access to such books and records shall only be provided to the extent permitted by applicable law.

2.14 Contractual Expiration Date. LiveWire must submit any Order with respect to a Product with sufficient Lead Time so that the Product can be delivered before the Contractual Expiration Date, and KYMCO will have no obligation to continue manufacturing any Product after the Contractual Expiration Date for such Product and LiveWire will have no obligation to continue purchasing such Product from KYMCO after the Contractual Expiration Date for such Product (other than under any Orders submitted prior to such date or following such date pursuant to this Section 2.14); provided, that, KYMCO may, in its sole discretion, accept Orders that would require manufacturing after the applicable Contractual Expiration Date and, if KYMCO chooses to accept any such Order, such Order will be subject to the terms of this Agreement.

2.15 Dealer and Customer Responsibilities. LiveWire shall have sole responsibility for its dealer and customer relationships related to Products, including dealer and customer satisfaction, warranty (but without limiting any rights or remedies LiveWire may have hereunder with respect to non-conforming Products) and other dealer and customer obligations. KYMCO shall have no contractual relationship with, and no responsibility to, the dealer or end customers of the Products with respect to the Products.

ARTICLE 3

PAYMENT

3.1 Invoices. KYMCO will issue an invoice for the Product Price for all Products delivered hereunder, at or promptly following delivery. KYMCO will issue an invoice for any Termination Charges and any other costs, fees, expenses or charges hereunder (except as noted in the foregoing or elsewhere in this Agreement) within a reasonable time of incurring and/or determining such costs, fees, expenses or charges.

3.2 Quarterly True-Up. Within one month following the end of each calendar quarter during the Term, KYMCO shall conduct an analysis to determine whether the direct costs incurred by KYMCO in connection with the manufacture and delivery of Products during such quarter differed from the direct cost component of the Product Price, and whether the allocation of overhead and other operating expenses for such calendar quarter should be adjusted from the allocation of overhead and other operating expenses in the Product Price, based on the relative manufacture of KYMCO products and Products during such calendar quarter; provided that, subject to Section 12.1(b), KYMCO shall not increase LiveWire’s fixed cost allocations because of adverse changes in KYMCO’s production volumes, and KYMCO shall not be required to increase its own fixed cost allocations because of adverse changes in LiveWire’s production volumes. Upon conclusion of such analysis, KYMCO will deliver a report to LiveWire which specifies the results of the analysis (the “Quarterly True-Up Report”).

3.3 Payment; Foreign Exchange Conversion; Taxes.

(a) LiveWire shall pay invoices (other than amounts disputed in good faith) within sixty (60) days after the receipt date of such invoice, provided that, notwithstanding anything to the contrary in this Agreement, [***]; provided that payment of any amounts shall not be deemed to be a waiver of LiveWire’s right to dispute or recover such amounts. All payments will be made in United States Dollars. In the event that either LiveWire fails to make a payment as prescribed above, following written notification to LiveWire by KYMCO, KYMCO may withhold further delivery of Product(s) to LiveWire until such delinquent payment is received. If LiveWire fails to pay all or any portion of any such invoiced amount by the required date, LiveWire will be obligated to pay to KYMCO, in addition to the amount due, interest at an interest rate of [***] per month, accruing continuously from the date the payment was due through the date of actual payment.

(b) Conversion of New Taiwan Dollar to United States Dollars required under this Agreement will be made using a designated exchange rate between the New Taiwan Dollar and United States Dollars that will be set based on the following process: (i) as promptly as reasonably practicable after the start of each January, April, July and October (each, a “Review Month”) during the Term, the Parties shall calculate the average of the daily New Taiwan Dollar and United States Dollars foreign exchange rate published by The Wall Street Journal (https://www.wsj.com/market-data/quotes/fx/TWDUSD/historical-prices) (the “Average FX Rate”) for the immediately preceding calendar quarter, (ii) in the second and third month of each calendar quarter, the New Taiwan Dollar and United States Dollars foreign exchange rate for Orders placed during such months shall be the Average FX Rate for the immediately preceding calendar quarter, and (iii) in the first month of each calendar quarter, the New Taiwan Dollar and United States Dollars foreign exchange rate for Orders placed during such month shall be the Average FX Rate for the second preceding calendar quarter. If fluctuations in rates of exchange in effect between the New Taiwan Dollar and United States Dollars at a quarter exceeds the Average FX Rate calculated as described in the immediately preceding sentence by ± two (2) % or more, whether by way of an increase or decrease, the applicable Average FX Rate calculated as described in the immediately preceding sentence shall be adjusted proportionally.

(c) LiveWire shall be responsible for all sales, use and goods and services, value-added, and any other similar Taxes, duties and charges (“Indirect Taxes”) imposed by any federal, state or local government entity on any amounts payable by LiveWire hereunder, provided that KYMCO will be solely responsible for the payment of its income Taxes, franchise or similar Taxes, its employee’s salaries, unemployment insurance, workers’ compensation, employee benefits and other employment-related costs, charges and deductions. Each invoice provided under Section 3.1 shall properly reflect all Indirect Taxes payable by LiveWire, and if applicable, such information reasonably required for LiveWire to obtain a refund, credit or offset of such Indirect Taxes in accordance with applicable law. Livewire and KYMCO shall make reasonable efforts to cooperate to the extent necessary to obtain any exemption relating to, or reduced rate of, any such Indirect Tax, including by providing exemption certificates or other information reasonable required to establish an exemption. The parties will reasonably cooperate to minimize any deduction or withholding for or on account of Tax, including making applicable double taxation treaty clearance applications. If any Taxes are required to be deducted or withheld from any payments made by one Party (the “Payor”) to another Party hereunder, then such Payor shall withhold or deduct the required amount and promptly pay such Taxes to the applicable Tax authority and any such amounts shall be deemed to have been paid hereunder.

3.4 Quarterly Pricing Review; Changes in Product Prices. The Parties will review the Product Prices every three (3) months from the Effective Date.

3.5 [***]

ARTICLE 4

QUALITY

4.1 Warranty. KYMCO warrants to LiveWire, its successors and assigns for the duration of the Warranty Period that the Products delivered to LiveWire in accordance with the terms and conditions of this Agreement (i) will be free from defects in workmanship and will conform to the Specifications, and (ii) will be free from Liens and encumbrances.

4.2 Warranty Period. The foregoing warranties shall [***] (the “Warranty Period”). Notwithstanding the foregoing, if at the time of receipt of the Specifications, KYMCO reasonably determines that, due to current technological limitations, the foregoing Warranty Period cannot be provided, KYMCO shall have the right to notify LiveWire of such issue and the Parties agree to mutually discuss in good faith a reduced Warranty Period accordingly. Where no consensus can be reached through the discussion of the Parties, LiveWire shall be entitled to contract or designate third party suppliers for the relevant Products, parts and/or accessories to the extent that the foregoing Warranty Period cannot be provided by KYMCO. LiveWire may submit a written request to KYMCO requesting an extension to the Warranty Period for a Product. KYMCO shall consider any such request in good faith, and notify LiveWire of the cost to LiveWire of any such extension, which cost shall be reasonably determined in accordance with typical warranty cost analysis. If the Parties mutually agree on such extension, the Warranty Period for the applicable Product will be so extended (with respect to quantities of such Product supplied by KYMCO following the effective date of the extension), and the Product prices shall be increased to include the cost of the extended Warranty Period. For the avoidance of doubt, KYMCO shall only be liable for Warranty claims relating to KYMCO’s manufacturing and/or assembly of such Products, parts and accessories and for claims related to parts and accessories procured as Shared Production Materials.

4.3 Remediation. In the event LiveWire discovers any quality problems with the Products delivered hereunder, LiveWire shall promptly advise KYMCO and the Parties shall seek to remedy any such problems from occurring in the future. If LiveWire can reasonably demonstrate that a Product delivered hereunder fails to conform to the warranties set forth in Section 4.1 and Section 4.2 of this Agreement and provide reasonable supporting evidence for such failure, (i) in the event where such non-conforming Products have already been sold and delivered to any third-party by LiveWire, LiveWire will, after providing KYMCO with an estimated cost relating thereto, either repair or replace, at its sole option, the non-conforming Products for such third-party, and KYMCO will reimburse LiveWire for any costs (including any shipping or delivery costs in connection with a repair or replacement) reasonably incurred relating to such repair or replacement; and (ii) other than the circumstances described in the preceding Section 4.3(i), each Party will use commercially reasonable efforts to cooperate with the other Party and to take any actions reasonably requested by the other Party with respect to the remediation of any such non-conforming Products at KYMCO’s cost (including any shipping or delivery costs in connection with a repair or replacement). For the avoidance of doubt, KYMCO shall not be liable for any breach of the warranties set forth in Section 4.1 and Section 4.2 and LiveWire will have no legal remedy from KYMCO for the relevant non-conforming Products if such breach is caused (x) by materials or items that are owned, furnished, or designated by LiveWire, (y) by designs, specifications, qualifications and/or instructions provided by LiveWire in writing or as can be proven are provided by LiveWire through other evidence, or (z) a failure of a supplier of LiveWire Production Materials, LiveWire Production Assets or Tooling to comply with its obligations under its supply contracts with LiveWire or KYMCO; provided that, for suppliers of Shared Production Materials, KYMCO shall use commercially reasonable efforts to work with the applicable supplier to remediate such failure, and shall pass through to LiveWire, the pro rata portion of any refunds or credits due to LiveWire it obtains under its agreement with such Production Materials supplier with respect to such non-conforming Products. For the avoidance of doubt, where LiveWire has already received any refunds or credits from KYMCO or a supplier, as applicable, LiveWire shall not claim the same from KYMCO. The Warranty Period for any repaired or replacement Product will be the balance of the Warranty Period for the original non-conforming Product remaining from the date KYMCO was notified of the warranty claim of the Product.

4.4 DISCLAIMER. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 4.1 AND SECTION 4.2, KYMCO EXPRESSLY DISCLAIMS TO THE FULL EXTENT PERMISSIBLE BY LAW ANY WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE NATURE OR STANDARD OF THE SERVICES OR PRODUCTS WHICH KYMCO MAY PROVIDE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE.

4.5 EXCLUSIVE REMEDIES. SECTION 4.3 CONSTITUTES LIVEWIRE’S SOLE AND EXCLUSIVE REMEDIES FOR A BREACH OF THE WARRANTIES SET FORTH IN SECTION 4.1 AND SECTION 4.2; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT KYMCO’S LIABILITY ELSEWHERE IN THIS AGREEMENT FOR MANUFACTURING DEFECTS. KYMCO WILL HAVE A REASONABLE TIME TO PROVIDE A REMEDY IN ACCORDANCE WITH SECTION 4.3.

4.6 Certification of Conformity. Each Party will obtain any relevant regulatory certification or approval of its branded products at its own expense, and such certification or approval will be the exclusive property of such Party. Each Party will provide all reasonable assistance and documentation (other than financial support) to the other Party for obtaining certification, including access and support for Conformity of Production plant audits and required support and information from suppliers.

4.7 Field Quality Information. For all quality information of the Products (e.g., vehicle information, customer complaints, maintenance data, service record, inspection record, and accident report) obtained by LiveWire, LiveWire shall share such information with KYMCO.

ARTICLE 5

PRODUCTION MATERIALS; PRODUCTION ASSETS; PROCUREMENT

AGENCY

5.1 Procurement by LiveWire. LiveWire shall be exclusively responsible for procurement of [***] (other than their receipt by KYMCO and handling inside of KYMCO’s Facility) as follows:

(a) source-selecting all [***];

(b) procuring all [***] including: (i) negotiating the price and all other terms applicable to the supply of [***]; (ii) placing orders for [***] directly to KYMCO’s Facility with, and issuing forecasts and delivery releases to, the relevant suppliers; (iii) arranging for delivery of [***] directly to KYMCO’s Facility in timely manner and paying for all related logistics and installation costs; and (iv) receiving and settling all supplier invoices for [***];

(c) negotiating the price and all other terms applicable to the supply of [***] and entering into contracts with all applicable suppliers (following which KYMCO shall be responsible, as LiveWire’s agent, for ordering, arranging delivery and settling invoices from such suppliers as set forth in Section 5.2(c));

(d) handling any warranty claims and other claims [***], cost recoveries and termination and resourcing processes against the relevant suppliers of the foregoing; and

(e) for avoidance of doubt, source-selecting, procuring, purchasing and arranging for delivery and storage of all service parts and parts and accessories (P&A) that are not considered [***] for the purpose of filling up Livewire’s backup supplies for its own post-sale service.

5.2 Procurement by KYMCO. With respect to [***], KYMCO shall be exclusively responsible for procurement of [***] as set forth below, and LiveWire shall be ultimately responsible for the procurement of [***] to be used in Products; provided that LiveWire appoints KYMCO as its agent, and KYMCO agrees to its appointment as an agent for LiveWire, for the procurement of [***] as set forth below. Accordingly, KYMCO shall engage in the following activities:

(a) source-selecting all [***]; source-selecting all [***], provided that KYMCO should use commercially reasonable efforts to provide LiveWire with written notice or other methods as can be proven through other evidence at least ninety (90) days or as soon as possible, if the ninety (90)-day period is not reasonably practicable, prior to any change to the selection of, appointment of, contracting with, or substitution of any third-party supplier or manufacturer of the [***];

(b) procuring all [***] including negotiating the price and all other terms applicable to the supply of [***]; provided that KYMCO will not agree to changes to contracts for the procurement of [***] that would, in KYMCO’s reasonable judgment, have a material adverse impact on LiveWire;

(c) (i) placing orders for [***] directly to KYMCO’s Facility with, and issuing forecasts and delivery releases to, the relevant suppliers; (ii) arranging for delivery of [***] directly to KYMCO’s Facility in timely manner; and (iii) receiving and settling all supplier invoices for [***].

5.3 Re-designation of Shared Production Materials. Notwithstanding anything to the contrary herein, if KYMCO, in its sole discretion, determines that it will no longer use any Shared Production Materials in KYMCO products, then KYMCO shall use reasonable efforts to provide LiveWire with sixty (60) days’ prior notice after which KYMCO shall have no obligations to procure such materials and LiveWire shall be required to procure such materials on its own as LiveWire Production Materials in accordance with Section 5.1. Furthermore, LiveWire may, in its sole discretion, decide to use a separate supplier for procurement of any items included in the Shared Production Materials, in which case it shall notify KYMCO, and thereafter LiveWire shall procure such materials on its own as LiveWire Production Materials in accordance with Section 5.1 (provided that KYMCO shall not be required to cancel any pending orders for such Shared Production Materials).

5.4 Supplier Issues. In the event of a conflict, dispute or other issue with a third-party supplier or manufacturer in connection with the foregoing, either Party may submit a description of such issue to the other Party and the Parties will convene within a reasonable time following receipt of such description to address such issue in good faith.

5.5 Risk of Loss; Ownership.

(a) LiveWire Tooling and Finished Products; Removal. LiveWire shall own, and insure against and bear the risk of loss, theft and damage of and to, all LiveWire Tooling and finished Products delivered to LiveWire in accordance with Section 2.9. To inform LiveWire’s procurement of replacement LiveWire Tooling, KYMCO will provide LiveWire reasonable advance notice of LiveWire Tooling that is expected to wear out based on its expected life. LiveWire will be responsible for the cost of repairing or replacing the LiveWire Tooling and finished Products if they are stolen, worn out, damaged or destroyed other than due to KYMCO’s negligence or willful misconduct. Upon termination or expiration of this Agreement, [***], at LiveWire’s reasonable cost and expense, with respect thereto. For the avoidance of doubt, LiveWire shall reimburse KYMCO the unreimbursed amount paid for the LiveWire Production Materials and any other items paid by KYMCO that are removed from KYMCO’s Facility by LiveWire.

(b) KYMCO Tooling; Removal. KYMCO shall own, and insure against and bear the risk of loss, theft and damage of and to, all KYMCO Tooling. KYMCO will be responsible for the cost of repairing or replacing the KYMCO Tooling if they are stolen, worn out, damaged or destroyed other than due to LiveWire’s negligence or willful misconduct.

(c) Production Materials and Production Assets. KYMCO shall own, and insure against and bear the risk of loss, theft and damage of and to, all Production Materials. KYMCO shall keep safe and bear the risk of loss, theft and damage of and to all LiveWire Production Assets in the KYMCO’s Facility. Once Production Materials are incorporated into a finished Product, until such Product is delivered in accordance with Section 2.9, such Product shall be and remain the sole property of KYMCO, and KYMCO shall insure against and bear the risk of loss, theft and damage of and to such Products. KYMCO shall own the KYMCO Production Assets.

(d) Ownership of LiveWire Production Assets on Termination. LiveWire shall have the sole ownership of all LiveWire Production Assets. Upon termination or expiration of this Agreement, [***] at LiveWire’s reasonable cost and expense, with respect thereto.

5.6 Joint Use. The Parties agree that, in the future and upon mutual agreement, items that are LiveWire Production Materials, LiveWire Production Assets, LiveWire Tooling may also be licensed to KYMCO for KYMCO’s use. The details of such license shall be as separately agreed to by the Parties.

5.7 Designation of Shared Tooling. Parties should discuss in good faith to determine whether any Tooling should be treated as Shared Tooling and, upon Parties’ mutual agreement, should designate such Tooling as Shared Tooling in writing or other methods as can be proven through other evidence. Upon and after the designation of any Shared Tooling, Clause 3.1(2)(c) and Clause 3.1(4)(b) of the Long Term Collaboration Agreement shall apply, mutatis mutandis, to the Shared Tooling.

ARTICLE 6

RECALLS

6.1 Recall by KYMCO. In the event of a Product recall, quality action or field campaign (“Recall”) initiated by KYMCO, LiveWire will cooperate fully with KYMCO with respect to such Recall, and will perform all acts reasonably requested by KYMCO with respect to such Recall. LiveWire will consult with KYMCO regarding the content of any public statements regarding the Recall.

6.2 Recall by LiveWire. In the event of a Recall initiated by LiveWire, KYMCO will cooperate fully with LiveWire with respect to such Recall, and will perform all acts reasonably requested by LiveWire with respect to such Recall. KYMCO will consult with LiveWire regarding the content of any public statements regarding the Recall.

6.3 Cost of Recall. If a Recall is initiated due to a defect in workmanship or a non-conformity to the Specifications of a Product and later determined to be due to a breach of KYMCO’s Section 4.1 warranty obligations even after the expiration of the Warranty Period, (i) in the event where such non-conforming Products have already been sold and delivered to any third-party by LiveWire LiveWire will either repair or replace, at its sole option, the non-conforming Products for such third-party, and KYMCO will reimburse LiveWire for any costs (including any shipping or delivery costs in connection with a repair or replacement) reasonably incurred relating to such repair or replacement; and (ii) other than the circumstances described in the preceding Section 6.3(i), each Party will use commercially reasonable efforts to cooperate with the other Party and to take any actions reasonably requested by the other Party with respect to the remediation of any such non-conforming Products at KYMCO’s cost (including any shipping or delivery costs in connection with a repair or replacement), and will be responsible for the following out-of-pocket expenses incurred by LiveWire or by KYMCO as a result of such Recall (directly or through LiveWire’s warranty reimbursements to its dealers and distributors) to correct the defective Product: diagnosis, removal, round-trip shipping, installation, testing, and [***]. The Parties agree that, should there be any disputes regarding the compensation amount, the Parties shall first offer an opportunity to resolve such dispute through amicable discussion between the Parties. If a Recall is initiated for any other reason (“LiveWire’s Recall Obligations”), LiveWire will be responsible for all expenses incurred by KYMCO as a result of such Recall, and compensate all damages and losses suffered by KYMCO as a result of such Recall. If a Recall is initiated both because of a breach of KYMCO’s warranty obligations and because of LiveWire’s Recall Obligations, then each Party shall be responsible for a pro rata share of the total expenses incurred in connection with such Recall in proportion to each Party’s respective responsibility for the circumstances giving rise to the Recall as determined in good faith by the Parties.

6.4 Notice. Prior to a Party notifying the government or any regulatory authority of its final determination that a Recall involving one or more Products will be conducted, the Party agrees to deliver written notice to the other Party that a Recall is being considered and to allow the other Party a reasonable opportunity to review the relevant data and offer comments on the possible Recall. During this period, the Parties shall also discuss and determine how the Recall will be handled. However, each Party will decide, in its sole discretion, when to conduct a Recall and the scope of any such Recall.

ARTICLE 7

TECHNICAL DOCUMENTS; INTELLECTUAL PROPERTY RIGHTS

7.1 LiveWire hereby grants to KYMCO, or undertakes to ensure that KYMCO is granted, as the case may be, a non-exclusive, non-transferable right to use all patents, technical information and other forms of intellectual property rights associated with the Products for the purposes of fulfilling its obligations under this Agreement. LiveWire shall from time to time furnish to KYMCO all sub-assembly drawings, specifications, the build book, quality standards and other documentary information (collectively, the “Technical Manufacturing Documents”) which are necessary to provide the service of manufacturing Products pursuant to the terms of this Agreement. As between LiveWire and KYMCO, (i) LiveWire shall own and have full responsibility for the design of Products, including all Technical Manufacturing Documents and (ii) KYMCO shall own and have full responsibility for KYMCO’s manufacturing processes and standard work instructions.

7.2 If (i) any Intellectual Property relating to EV Manufacturing Processes is jointly invented by personnel of each of the Parties or (ii) any Improvements to a Party’s Intellectual Property is developed by personnel of the other Party on an ad hoc basis in connection with the manufacturing of Products by KYMCO in accordance with this Agreement (other than Intellectual Property developed pursuant to formal projects under any joint development agreement or other similar agreements separately agreed by Parties), the ownership and licensing of such Intellectual Property or such Improvement shall be the joint property and jointly and severally owned by each of KYMCO and LiveWire.

7.3 KYMCO shall install and maintain at all times during the Term of this Agreement adequate “firewalls” arrangements with regard to the Technical Manufacturing Documents no less robust than those that have been put in place in other projects for any third-party other than LiveWire and shall use commercially reasonable efforts to ensure that engineers employed or engaged by KYMCO working, full-time or part-time, on projects with LiveWire shall not disclose the Technical Manufacturing Documents to any third party, including any other personnel of KYMCO (other than KYMCO personnel involved in LiveWire-KYMCO collaborative projects, in connection with such collaborative projects). Notwithstanding the foregoing, there shall be no limitation under any firewalls on KYMCO and its Affiliates’ usage of any Intellectual Property owned by KYMCO or its Affiliates or any general industry knowledge or from working on KYMCO branded projects.

7.4 KYMCO shall have engineers employed or engaged by KYMCO working, full-time or part-time, on the manufacturing processes or other actions taken by KYMCO in its provision of manufacturing services to execute a non-compete agreement that would prohibit them from working with any other motorcycle OEM for a duration of twelve (12) months after the termination of such engineer’s employment with KYMCO.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. Each of the Parties agrees that any Confidential Information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by the Parties, except that KYMCO may disclose LiveWire’s Confidential Information for the sole purpose of providing services pursuant to this Agreement to any Affiliate of KYMCO or to third parties that provide such services in accordance with the terms of this Agreement; provided, that KYMCO shall ensure that any such Affiliate or third party is bound by obligations of confidentiality at least as strict as those contained herein. KYMCO shall be responsible for any such Affiliate or third party keeping confidential such Confidential Information of LiveWire. The Party receiving Confidential Information further agrees (i) not to use the disclosing Party’s Confidential Information except as necessary to perform its obligations under this Agreement, and (ii) to take the same care with the disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Upon the termination or expiration of this Agreement, each Party shall return to the other Party or destroy all of such other Party’s Confidential Information. Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable law, by the rules of any national stock exchange with respect to a Party’s publicly-traded securities or as otherwise permitted under this Agreement. Unless otherwise expressly provided herein, the provisions under Appendix 1 of the Long Term Collaboration Agreement shall apply.

8.2 Government Order. If the receiving Party is requested to disclose any of the disclosing Party’s Confidential Information pursuant to any judicial or governmental order, the receiving Party, if legally permissible, will promptly notify the disclosing Party of such order so that the disclosing Party, in its sole discretion, may seek an appropriate protective order and/or take any other action to prevent or minimize the breadth of such disclosure.

8.3 Data Privacy and Security. Because the services under the Agreement may require KYMCO to receive, store, transmit or manage data related to the business of LiveWire, or Personal Information of or relating to its employees, customers, manufacturers or contractors (collectively, “LiveWire Data”), or to otherwise access LiveWire’s systems, KYMCO shall comply with the provisions of Exhibit B and otherwise ensure appropriate protection and handling of LiveWire Data. Because the services under the Agreement also may require LiveWire to receive, store, transmit or manage data related to the business of KYMCO, or Personal Information of or relating to its employees, customers, manufacturers or contractors (collectively, “KYMCO Data”), or to otherwise access KYMCO’s systems, LiveWire shall comply with the provisions of Exhibit B and otherwise ensure appropriate protection and handling of KYMCO Data.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by LiveWire. LiveWire shall defend, indemnify and hold KYMCO, its officers, directors, employees and agents harmless from any and all Losses suffered or incurred by KYMCO in connection with any and all third-party claims to the extent arising from or relating to [***] but in all cases excluding claims for which KYMCO has an obligation to indemnify LiveWire pursuant to Section 9.2.

9.2 Indemnification by KYMCO. KYMCO shall defend, indemnify and hold LiveWire, its officers, directors, employees and agents harmless from any and all Losses suffered or incurred by LiveWire in connection with any and all third-party claims to the extent arising from or relating to [***] but in all cases excluding claims for which LiveWire has an obligation to indemnify KYMCO pursuant to Section 9.1.

9.3 Indemnification Procedures. The indemnified Party agrees to: (i) promptly notify the indemnifying Party in writing of a claim against which it is indemnified hereunder; (ii) give the indemnifying Party sole control of the defense and all related settlement negotiations (subject to the written approval of the indemnified Party, not to be unreasonably withheld, for any settlements that do not unconditionally release the indemnified Party or that materially affect the terms of the Agreement); and (iii) provide the indemnifying Party, at the indemnifying Party’s expense, with the assistance, information, and authority reasonably necessary to perform the above. The indemnified Party may also participate in the defense of a claim at its option and its own expense.

ARTICLE 10

LIMITATION OF LIABILITY

notwithstanding anything in this agreement to the contrary, except for liability arising from a party’s [***] to the fullest extent permitted under applicable law, neither kymco nor livewire shall be liable under this agreement to the other for any consequential, special, indirect, or incidental damages arising in connection with the transactions contemplated hereby. even in circumstances where the exceptions apply, in no circumstances shall damages, liabilities or losses for purposes of exceptions include losses of a party’s shareholders.

ARTICLE 11

FORCE MAJEURE

In case a Party shall be hindered, delayed or prevented from performing its obligations under this Agreement (other than its payment obligation), or if such performance is rendered impossible by reason of fire, explosion, earthquake, storm, flood, drought, embargo, pandemic, epidemic, quarantine, lock-down order, wars or other hostilities, strike, lockout or other labor disturbance, mechanical breakdown, governmental action, or any other event that is beyond the reasonable control of, and not caused by, a Party (a “Force Majeure Event”), then the Party so hindered, delayed or prevented shall not be liable to the other Party for the resulting delay or failure to carry out its obligations hereunder. In any such event, such Party’s affected obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. The affected Party will promptly notify the other Party, either orally or in writing, upon learning of the occurrence of such Force Majeure Event. If the Force Majeure Event affects the provision of services by KYMCO hereunder, KYMCO shall use commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably possible and, in any event, will treat LiveWire the same as any other internal or external recipient of the affected services, if any. Upon the cessation of the Force Majeure Event, the affected Party will use commercially reasonable efforts to resume its performance with the least possible delay.

ARTICLE 12

OPERATIONAL MATTERS

12.1 Meetings. The Parties will meet either physically, telephonically or virtually as is acceptable to the Parties, as follows:

(a) General. Where each Party deemed necessary, such Party may provide to the other a two (2) day prior written notice for the Parties to meet and discuss the issues at hand. In the event that an urgent issue or matter arises that requires prompt action by the parties, either Party may promptly arrange for a meeting for the purpose of resolving such issue or matter.

(b) Quarterly Product Price Review. Within two (2) weeks following the issuance of each Quarterly True-Up Report, the Parties will meet to review the Product Prices and discuss in good faith any modifications to the Product Prices or the methodology for their determination. Such discussions may include a review of the Parties’ respective cost allocations, and notwithstanding anything to the contrary in Section 1.1(a) and Section 3.2, as part of any such review, the Parties will discuss in good faith any modifications to cost allocations, including modifications resulting from either Party deleveraging. The Parties may mutually agree on changes thereto, including any changes to increase or decrease Product Prices or with respect to particular Products, and when such change in Product Price shall take effect. In the event the Parties are unable to mutually agree on such changes within the applicable seven (7) day period following the first meeting of the Parties in each aforementioned period the Product Prices and/or methodology will remain unchanged.

(c) Annual Volume Commitment and Order Requirement Review. Within the three (3) week period prior to each anniversary of the Effective Date, the Parties will meet to review the Minimum Annual Volume Commitment for each Product, and the permitted deviation between the Minimum Annual Volume Commitment and Forecasts, and discuss in good faith any modifications thereto. The Parties may mutually agree on changes to the Minimum Annual Volume Commitment for any Product and such changes will be effective from the date six (6) months following such mutual agreement or from any other date as mutually accepted by the Parties. In the event the Parties are unable to mutually agree on such changes within such three (3) week period, the Parties will refer the disagreement for resolution to Section 12.2.

12.2 Disputes. The Parties’ shared objective is to resolve all disputes that may arise between them arising from or in relation to this agreement as amicably and efficiently as possible, and neither Party will unreasonably delay the resolution of a dispute. Within fourteen (14) days after a written notice of a dispute, LiveWire and KYMCO personnel who are senior (when possible) to the people with responsibility for administering this Agreement and who have the authority to resolve the dispute will meet either on the telephone or face to face, at a mutually agreeable time and location and attempt in good faith to resolve the dispute. If the Parties fails to reach agreement on a satisfactory resolution of the disputes within thirty (30) days of the date of referral of the relevant dispute, either Party may pursue remedies in accordance with Section 14.6.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. Unless earlier terminated pursuant to the terms and conditions of this Agreement, this Agreement shall commence on the completion date of LiveWire’s combination with a special purpose acquisition company and the commencement date of public trading of LiveWire’s shares (“Effective Date”) and shall remain in force for ten (10) years (“Initial Term”); provided, however, with respect to any Covered Product, the Initial Term applicable to the manufacturing of Covered Products shall not expire until the five (5) year exclusive manufacturing period for the Covered Product expires. Following the end of the Initial Term (or, with respect to Covered Products, the end of the five (5) year exclusive manufacturing period for Covered Products), this Agreement shall automatically renew for successive five (5) year periods (each, a “Renewal Term”), subject to termination in accordance with Section 13.2 or Section 13.3. The Initial Term, together with the Renewal Terms, are collectively referred to hereunder as the “Term”.

13.2 Termination by Either Party.

(a) If either Party fails to perform any of its material duties or obligations pursuant to this Agreement and such breach is not cured within thirty (30) days, in the event such breach involves the payment of money, or within ninety (90) days, with respect to any other breach, after notice to such Party specifying the nature of such failure, the other Party may terminate this Agreement in its entirety, or with respect to any or all of the services provided to the defaulting Party, upon further notice to the defaulting Party. Either Party may terminate this Agreement immediately upon the occurrence of any of the following events: the other Party (i) is prevented from performing its obligations by reason of a Force Majeure Event for a period of six (6) months or more; (ii) becomes insolvent; (iii) enters bankruptcy, receivership, liquidation, composition of creditors, dissolution or similar proceeding; or (iv) undergoes a Change of Control Event. In the event that KYMCO terminates this Agreement upon a Change of Control Event of LiveWire, except that LiveWire is Controlled by [***] after the relevant Change of Control Event, LiveWire shall have a period of up to [***] following such termination to transition the manufacturing services provided hereunder to itself or a third party. KYMCO shall continue to perform any manufacturing services requested by LiveWire with respect to the Products during such period subject to the terms and conditions of this Agreement.

(b) Either Party will have the right to terminate this Agreement, with respect to one, several or all Products included in the Covered Products, by providing written notice of termination to the other Party on or after the date that the exclusive manufacturing period for such Covered Products expires, which termination will be effective [***] following delivery of such notice. In the event that LiveWire terminates this Agreement pursuant to this Section 13.2(b), (i) if the applicable termination occurs during the Initial Term for the relevant Product(s), LiveWire shall be liable for any Termination Charges related to the terminated Product(s); provided that, (1) KYMCO shall attempt to minimize and mitigate any Termination Charges; (2) subject to Section 5.5(d), KYMCO shall make available to LiveWire all assets the cost of which are included in the Termination Charges (e.g., materials, work-in-progress and finished goods, machinery and equipment, including related tooling, jigs, dies, gauges, fixtures, molds, patterns and other accessories), and LiveWire shall bear all removal and logistics costs therefor; (3) KYMCO shall attempt, to the extent practicable in KYMCO’s reasonable business judgment, to repurpose or redeploy, including for other Covered Products, any assets the cost of which would be included in the Termination Charges and any such assets that are repurposed or redeployed will be excluded from the Termination Charges, provided that any costs incurred by KYMCO in connection with such repurposing or redeployment shall be included in the Termination Charges; and (4) at LiveWire’s request, KYMCO shall, to the extent practicable in KYMCO’s reasonable business judgment, assign to LiveWire, in whole or in part, those third-party contracts for the procurement of materials, goods, and services required for the manufacture of Products hereunder, for which Termination Charges would otherwise have been payable; and (ii) KYMCO may adjust in its reasonable discretion the fee for the non-terminated Products if KYMCO reasonably determines that the termination of the supply of the relevant Product(s) will increase the cost of production of the non-terminated Products.

Should LiveWire decide to terminate this Agreement during a Renewal Term, LiveWire shall compensate KYMCO, without duplication, with respect to the relevant Product, all expenditures, accruals or cost allocations arising from, relating to or incurred in connection with KYMCO’s end of production of such Product during such a Renewal Term for such Product, including all those relating to: (i) the termination or cancellation of procurement of materials, goods and services, including supplier compensation payments, cancellation penalties, payments for obsolescence of material, work-in-progress and finished goods

(whether sold at a loss or scrapped) or life-time buys of materials or goods from suppliers and all applicable premiums that were approved by LiveWire; (ii) the termination of employees or contract employees, including any wages, salaries and benefits through the earlier of the end of such a Renewal Term for the relevant Product and the date the obligation to pay such wages, salary and benefits expires, severance costs (to the extent such severance costs are consistent with KYMCO’s standard severance plan or any applicable collective bargaining agreement then in place), relocation costs, outplacement services, training costs and other termination-related payments; (iii) any overtime charges incurred in connection with last-time buys or building of a bank of materials that were approved by LiveWire; (iv) the disposal or scrapping of materials, work-in-progress or finished goods; (v) machinery and equipment, including related tooling, jigs, dies, gauges, fixtures, molds, patterns and other accessories, whether incurred as a result of the reconfiguration, relocation, disposal or scrapping thereof, an adjustment in the allocable share of depreciation and amortization or otherwise; (vi) any outstanding incremental capital investment made by KYMCO with respect to such Product (including related costs of capital); (vii) the surrender or vacation of unused manufacturing space dedicated to the relevant Product, including rental and leasehold payments, an allocable share of depreciation and amortization taxes and insurance premiums through the end of such a Renewal Term for the relevant Product; and (viii) the write-off of net book value of KYMCO Production Assets that are disposed of or destroyed in connection with the end of production of the relevant Product, in each case, regardless of whether such cash expenditures, accruals and cost allocations are incurred or disbursed prior or after the end of production of the relevant Product, provided that to the extent an expenditure, accrual or cost allocation, has been satisfied or paid by LiveWire in accordance the other provisions of this Agreement such amount shall be excluded from the calculation of the compensation, provided further that such compensation shall be limited to the foregoing costs that are actually incurred by KYMCO during such a Renewal Term.

13.3 Termination by LiveWire. Notwithstanding anything to the contrary herein, if the United States enacts consumer EV tax credits or similar, generally available incentive(s) to promote public EV consumption or reshore foreign manufacturing and such incentives would result in the Products manufactured by KYMCO outside the United States becoming materially uncompetitive versus United States manufactured alternatives, (i) LiveWire will consult with KYMCO regarding the actual impact on the Parties’ manufacturing arrangements, and (ii) the Parties will in good faith mutually agree to terminate or amend this Agreement, with respect to one, several or all Products, such that the United States market would be excluded from the contract manufacturing contemplated under this Agreement, and KYMCO will not unreasonably withhold, condition, or delay consent to a requested termination or amendment, as applicable, proposed by LiveWire. In the event that Parties terminates or amends this Agreement pursuant to this Section 13.3(ii), the Parties will in good faith discuss and mutually agree an alternate collaboration or manufacturing opportunity with an economic value equivalent to the shortfall in economic value as a result of KYMCO’s loss of the manufacturing exclusivity for Covered Products in the United States. Notwithstanding the foregoing, if KYMCO has established, in the United States, facilities, manufacturing, test equipment and labor which derives the benefit of the associated EV tax credit and is able to manufacture the applicable Covered Products pursuant to the terms of this Agreement, (x) LiveWire will not have the right to exercise the rights under this Section 13.3(ii) and (y) the Parties will revise Exhibit A to reflect the change to Actual Cost.

13.4 Other Rights. The provisions of this Article are without prejudice to any other rights or remedies either Party may have by reason of the default of the other Party. Nothing herein shall relieve any Party from any obligations (including those under any accepted Order) or liabilities that incurred prior to the termination of this Agreement.

13.5 Survival. Notwithstanding the foregoing, the provisions of ARTICLE 1, Section 3.1, Section 3.2, Section 3.3, ARTICLE 4, Section 5.5(d), ARTICLE 6, ARTICLE 8, ARTICLE 9, ARTICLE 10, Section 13.4, Section 13.5 and ARTICLE 14 shall survive the expiration or termination of this Agreement by any reason whatsoever.

13.6 Transition and Further Assurances. In the event of a termination for LiveWire’s Change of Control Event under Section 13.2, KYMCO will discuss with LiveWire in good faith, to the extent applicable, an equitable adjustment to the Minimum Annual Volume Commitment for the year in which KYMCO gave LiveWire notice of such termination. Upon termination of this Agreement, KYMCO shall make available to LiveWire any Technical Manufacturing Documents or written Specifications and Tooling owned by LiveWire that are in KYMCO’s possession or control. Upon termination of this Agreement, KYMCO shall use commercially reasonable efforts to assist, at LiveWire’s cost, with LiveWire’s transition of the manufacture of Products to LiveWire or its designee, it being understood and agreed that KYMCO shall not be required under any circumstances to provide or disclose KYMCO’s proprietary manufacturing processes or know-how to LiveWire or any other Person.

ARTICLE 14

GENERAL PROVISIONS

14.1 Assignment; Successors and Assigns. Neither Party shall assign or transfer this Agreement, in whole or part, without the other Party’s prior written consent. Notwithstanding the foregoing, LiveWire may (i) assign this Agreement, in whole or in part, to any of its Affiliates, or (ii) assign or otherwise transfer this Agreement, in whole but not in part, to the surviving entity after the proposed business combination between LiveWire and AEA-Bridges Impact Corp.; provided that, in each of the above cases, such transferee, assignee or successor agrees in writing to be bound by the terms of this Agreement. Any attempted or purported assignment or transfer in violation of the preceding shall be null and void and of no effect whatsoever. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

14.2 Modification or Amendments. Subject to the provisions of applicable law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced.

14.3 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

14.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

14.5 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of either Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

14.6 Consent to Jurisdiction. This Agreement, together with any Action, dispute, remedy or other proceeding arising from or relating to this Agreement or the transactions contemplated hereby or any relief or remedies sought by any Parties hereto (whether in contract, tort or statute), and the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be fully performed in such state, without giving effect to any conflicts of laws rules, principles or regulations that would require the application of the laws of another jurisdiction. The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the Parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the Parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

14.7 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 14.8 (OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.8 Notices. Any notice, request, instruction or other document to be given hereunder by either Party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail (with confirmed receipt), addressed as follows:

If to KYMCO, to:

Kwang Yang Motor Co., Ltd.

No.35, Wanxing St., Sanmin Dist., Kaohsiung City, Taiwan (R.O.C.)

Attention: HSIA,TSUNG-LIANG (夏宗良), General Manager

Email: ky3564@mail.kymco.com

if to LiveWire, to:

LiveWire EV, LLC

3700 West Juneau Avenue

Milwaukee, Wisconsin, 53208

Attention: General Counsel

Email: H-DGeneralCounsel@harley-davidson.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

14.9 Entire Agreement. This Agreement, the Orders and the exhibits, annexes and schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein. Any terms submitted by LiveWire, including on any document or form submitted by LiveWire which are in addition to or inconsistent with those set forth herein, are hereby expressly rejected by KYMCO and shall not apply to LiveWire’s purchase of Products from KYMCO unless agreed to in writing signed by both Parties. In the event of any inconsistency or conflict between or among the provisions of this Agreement and any Order, the inconsistency shall be resolved by giving precedence to this Agreement.

14.10 No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including any shareholders of KYMCO or shareholders of LiveWire) except the Parties hereto any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including any shareholders of KYMCO or shareholders of LiveWire) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

14.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.12 Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Schedule, Exhibit or Annex, such reference shall be to an Article of, Section of, Schedule to, Exhibit to or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular law means such law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

14.13 Expenses. Except as otherwise expressly provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

14.14 No Set-Off. The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any Party or any of their respective Affiliates under any other agreement between the Parties or any of their respective Affiliates.

14.15 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

14.16 Relationship of the Parties. The relationship of the Parties to one another is that of independent contractors and no Party nor its agents or employees shall be considered employees or agents of another Party, unless specifically provided otherwise herein. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between KYMCO and LiveWire. Neither Party shall have the right to bind the other Party to any obligations to third parties, unless specifically provided otherwise herein.

14.17 Compliance with Laws. Each Party shall comply, at its own expense, with the provisions of all laws applicable to the performance of its obligations under this Agreement.

14.18 Other Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Long Term Collaboration Agreement or the other Ancillary Agreements.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Signing Date.

Kwang Yang Motor Co., Ltd.

By:	/s/ KO, CHUN-PING
Name:	KO, CHUN-PING
Title:	Chief Executive Officer (CEO)

[Signature page to the Contract Manufacturing Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Signing Date.

LiveWire EV, LLC

By:	/s/ Ryan Morrissey
Name: Ryan Morrissey
Title: CEVO

[Signature page to the Contract Manufacturing Agreement]

EXHIBIT A

COVERED PRODUCTS

Slayer Platform Products

[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]
[***]
[***]

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EXHIBIT B

DATA PRIVACY AND SECURITY

1.1 Compliance with Consumer Protection, Security and Privacy Laws. In connection with this Agreement, KYMCO may have access to Personal Information or LiveWire Data, and likewise, LiveWire may have access to Personal Information or KYMCO Data. In that event, KYMCO and LiveWire will enter into a written agreement in order to determine and specify the different aspects of the processing of Personal Information and to allocate each Party’s specific role and responsibilities related to such processing (“Data Processing Agreement”). Furthermore, KYMCO and LiveWire represent and warrant that at all times during and after the Term of the Agreement, with regard to the processing of Personal Information described in such Data Processing Agreement, each will:

(a) comply, at each Party’s own expense, with all applicable local, state, federal, and international privacy, confidentiality, consumer protection, advertising, electronic mail, data security, data destruction, and other similar laws, rules, regulations, and industry best practices, whether in effect now or in the future (all of the foregoing will be collectively referred to as the “Privacy and Security Requirements”). Each Party acknowledges that it alone is responsible for identifying, understanding, and complying with its obligations under the Privacy and Security Requirements as they apply to its performance of this Agreement and possession of the Personal Information and the other Party’s Data;

(b) use, handle, collect, maintain, safeguard, and destroy Personal Information and the other Party’s Data solely as permitted under this Agreement and in accordance with all Privacy and Security Requirements; and, in particular;

(c) maintain and enforce administrative, technical, and physical security procedures designed to ensure the confidentiality, integrity, and availability of Personal Information and the other Party’s Data that are (i) at least equal to those required by all relevant Privacy and Security Requirements, and, to the extent not inconsistent with the foregoing, (ii) in accordance with industry best practices for services of this kind;

(d) not transmit or make available any Personal Information to any entity or individual outside the respective country where each Party is located (as informed in this Agreement), except that each Party may transmit or make available the Personal Information and the other’s Data back to the United States or Taiwan or other country where each Party’s facility using the other Party’s services is located; and

(e) not sell, transfer, disclose to any unauthorized Person, or use the Personal Information or the other Party’s Data received in connection with this Agreement except, to the extent applicable: (i) to provide the services under this Agreement; (ii) to cooperate with law enforcement investigations, to comply with legally executed subpoenas, or as specifically required by law (provided the other Party is notified immediately of any such request, unless expressly precluded from providing such notice by the applicable process); or (iii) for those other uses, if any, expressly authorized by the other Party in writing.

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The foregoing requirements are in addition to any other confidentiality and security obligations under the Agreement, including without limitation the Confidentiality Agreement. Nothing contained in this paragraph will be construed as granting Supplier any ownership interest in the Personal Information. Except in accordance with a Data Processing Agreement or otherwise pursuant to explicit written agreement between the Parties, under no circumstances will either Party transmit Personal Information to the other.

1.2 Due Diligence; Assistance in Compliance. On written request from LiveWire, KYMCO will provide reasonable documentation, including summaries of any applicable third-party audits, substantiating KYMCO’s compliance with the Privacy and Security Requirements and sufficient to satisfy any due diligence obligations imposed on LiveWire under any of the Privacy and Security Requirements. At no charge to LiveWire, KYMCO will cooperate with LiveWire and any regulator or other governmental entity having jurisdiction over LiveWire or the Personal Information or LiveWire Data relating to KYMCO’s performance of this Agreement and possession and use of the Personal Information and LiveWire Data.

1.3 Due Diligence; Assistance in Compliance. On written request from KYMCO, LiveWire will provide reasonable documentation, including summaries of any applicable third-party audits, substantiating LiveWire’s compliance with the Privacy and Security Requirements and sufficient to satisfy any due diligence obligations imposed on KYMCO under any of the Privacy and Security Requirements. At no charge to KYMCO, LiveWire will cooperate with KYMCO and any regulator or other governmental entity having jurisdiction over KYMCO or the Personal Information or KYMCO Data relating to LiveWire’s performance of this Agreement and possession and use of the Personal Information and KYMCO Data.

1.4 Actual or Potential Breach; Cooperation; Notification. KYMCO will immediately notify LiveWire of any actual or suspected breach of confidentiality, privacy or security with regard to LiveWire Personal Information or LiveWire Data. At no additional cost, KYMCO will fully cooperate with LiveWire in investigating the breach, including, but not limited to, the provision of system, application, and access logs, conducting forensics reviews of relevant systems, imaging relevant media, and making personnel available for interview. On notice of any actual or suspected breach, KYMCO will immediately institute appropriate controls to maintain and preserve all electronic evidence relating to the breach in accordance with industry best practices. In the event any breach of security or confidentiality by KYMCO or its agents requires notification to an individual under any Privacy and Security Requirements, LiveWire will have sole control over the timing, content, and method of notification and KYMCO will promptly reimburse LiveWire for all costs and expenses incurred as a result of the breach, including but not limited to, notice, print and mailing costs, and the costs of obtaining credit monitoring services and identity theft insurance for the individuals whose Personal Information was or may have been compromised.

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1.5 Actual or Potential Breach; Cooperation; Notification. LiveWire will immediately notify KYMCO of any actual or suspected breach of confidentiality, privacy or security with regard to KYMCO Personal Information or KYMCO Data. At no additional cost, LiveWire will fully cooperate with KYMCO in investigating the breach, including, but not limited to, the provision of system, application, and access logs, conducting forensics reviews of relevant systems, imaging relevant media, and making personnel available for interview. On notice of any actual or suspected breach, LiveWire will immediately institute appropriate controls to maintain and preserve all electronic evidence relating to the breach in accordance with industry best practices. In the event any breach of security or confidentiality by LiveWire or its agents requires notification to an individual under any Privacy and Security Requirements, KYMCO will have sole control over the timing, content, and method of notification and LiveWire will promptly reimburse KYMCO for all costs and expenses incurred as a result of the breach, including but not limited to, notice, print and mailing costs, and the costs of obtaining credit monitoring services and identity theft insurance for the individuals whose Personal Information was or may have been compromised.

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